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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
C-COR.net Corp.:


We consent to the use of our report dated September 20, 1999 relating to the supplemental consolidated balance sheets of C-COR.net Corp. as of June 25, 1999 and June 26, 1998, and the related supplemental consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 25, 1999, included herein. The supplemental consolidated financial statements give retroactive effect to the mergers of C-COR.net Corp. and Convergence.com Corporation, which occurred on July 9, 1999, and Silicon Valley Communications, Inc., which occurred on September 17, 1999. We also consent to incorporation by reference herein of our reports dated August 16, 1999, relating to the consolidated balance sheets of C-COR.net Corp. as of June 25, 1999 and June 26, 1998, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 25, 1999 and related schedule, which reports appear in the June 25, 1999 annual report on Form 10-K of C-COR.net Corp.

We also consent to the references to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the prospectus.


KPMG LLP


State College, Pennsylvania
November 4, 1999